Exhibit (h)(4)

SECURITIES LENDING AUTHORIZATION AGREEMENT

Between

PYXIS FUNDS II

ON BEHALF OF ITS SERIES AS LISTED ON SCHEDULE B

and

STATE STREET BANK AND TRUST COMPANY

22.	MISCELLANEOUS	14

23.	COUNTERPARTS	15

24.	MODIFICATION	15

EXHIBITS AND SCHEDULES

SCHEDULE A	(Fee Split; Cash Collateral Investment)

SCHEDULE B	(Funds)

SCHEDULE C	(Acceptable Forms of Collateral)

SECURITIES LENDING AUTHORIZATION AGREEMENT

Agreement dated the 23rd day of January, 2013 between PYXIS FUNDS II, on behalf of its series as listed on Schedule B, severally and not jointly, each a registered management investment company organized and existing under the laws of Delaware (the “Trust”), and STATE STREET BANK AND TRUST COMPANY acting either directly or through any State Street Affiliates (defined below) (collectively, “State Street”), setting forth the terms and conditions under which State Street is authorized to act on behalf of the Trust with respect to the lending of certain securities of the Trust held by State Street as agent or custodian.

This Agreement shall be deemed for all purposes to constitute a separate and discrete agreement between State Street and each of the series of shares of the Trust as listed on Schedule B to this Agreement (the Trust acting on behalf of each such series, a “Fund” and collectively, the “Funds”) as it may be amended by the parties, and no series of shares of the Trust shall be responsible or liable for any of the obligations of any other series of the Trust under this Agreement or otherwise, notwithstanding anything to the contrary contained herein.

NOW, THEREFORE, in consideration of the mutual promises and of the mutual covenants contained herein, each of the parties does hereby covenant and agree as follows:

1.     Definitions. For the purposes hereof:

(a)    “Agreement” means this Securities Lending Authorization Agreement, as amended, restated, supplemented or otherwise modified in accordance herewith from time to time.

(b)    “Applicable Law” means the laws, rules and regulations (including income tax treaties) of any relevant jurisdiction, including published practice of any government or other taxing authority in connection with such laws, rules and regulations.

(c)    “Authorized Representative” means any person who is, or State Street reasonably believes to be, authorized to act on behalf of a Fund with respect to any of the transactions contemplated by this Agreement.

(d)    “Available Securities” means the securities of the Funds that are available for Loans pursuant to Section 3.

(e)    “Borrower” means any of the entities to which Available Securities may be loaned under a Securities Loan Agreement, as described in Section 4.

(f)    “Collateral” means cash, securities or letters of credit delivered by a Borrower to secure its obligations under a Securities Loan Agreement.

(g)    “Fee Income” means fee income received from a Borrower, including negative rebates paid by a Borrower in connection with Loans, premiums in connection with non-cash Collateral and fees in connection with fee for hold or other arrangements.

(h)    “Investment Manager” when used in any provision, means the person or entity that has discretionary authority over the investment of the Available Securities to which the provision applies.

(i)    “Loan” means a loan of Available Securities to a Borrower.

(j)    “Loaned Security” shall mean any “security” which is delivered as a Loan under a Securities Loan Agreement; provided that, if any new or different security shall be exchanged for any Loaned Security by recapitalization, merger, consolidation, or other corporate action, such new or different security shall, effective upon such exchange, be deemed to become a Loaned Security in substitution for the former Loaned Security for which such exchange was made.

(k)    “Market Value” of a security means the market value of such security (including, in the case of a Loaned Security that is a debt security, the accrued interest on such security) as determined by the independent pricing service designated by State Street, or such other independent sources as may be selected by State Street on a reasonable basis.

(l)    “Net Investment Income” means income (including interest, dividends and realized capital gains) distributed in respect of the investment of cash Collateral, net of applicable fees, charges and expenses.

(m)    “Obligations” means any and all liabilities and obligations of a Fund to State Street arising under or in respect of this Agreement, whether mature or unmatured, contingent or otherwise, including any obligation of the Fund to pay State Street or to reimburse State Street for any credit, advance, overdraft or other indebtedness of the Fund to State Street.

(n)    “Replacement Securities” means securities of the same issuer, class and denomination as Loaned Securities.

(o)    “Securities Loan Agreement” means the agreement between a Borrower and State Street (on behalf of the Funds) that governs Loans, as described in Section 5, as amended, restated, supplemented or otherwise modified in accordance therewith from to time.

(q)    “State Street Affiliate” means any entity that directly or indirectly through one or more intermediaries, controls State Street or that is controlled by or is under common control with State Street.

2.     Appointment of State Street.

Each Fund hereby appoints and authorizes State Street as its agent to lend Available Securities to Borrowers in accordance with the terms of this Agreement. State Street shall have the responsibility and authority to do or cause to be done all acts State Street shall determine to be desirable, necessary, or appropriate to implement and administer this securities lending program. Each Fund agrees that State Street is acting as a fully disclosed agent and not as principal in connection with the securities lending program. State Street may take action as agent of the Fund on an undisclosed or a disclosed basis. State Street is also hereby authorized to request a third party bank to undertake certain custodial functions in connection with holding of the Collateral provided by a Borrower pursuant to the terms hereof. In connection therewith, State Street may instruct such third party bank to establish and maintain a Borrower’s account and a State Street account wherein all Collateral, including cash, shall be maintained by such bank (as applicable) in accordance with the terms of a form of custodial arrangement which shall also be consistent with the terms hereof.

Each Fund also authorizes State Street, its affiliates or subsidiaries, as its agent, to enter into fee for holds arrangements with respect to certain Available Securities. State Street will, in return for a fee from the Borrower, hold and reserve certain Available Securities and refrain from lending such Available Securities to any third party without the Borrower’s permission, provided, however, that the fee for holds arrangements shall not restrict or otherwise affect the Fund’s ownership rights with regard to the Available Securities.

3.     Securities to be Loaned.

All of the Fund’s securities held by State Street as custodian shall be subject to this securities lending program and constitute Available Securities hereunder, except those securities which the Fund or the Investment Manager specifically identifies herein or in notices to State Street as not being Available Securities. In the absence of any such identification herein or other notices identifying specific securities as not being Available Securities, State Street shall have no authority or responsibility for determining whether any of the Fund’s securities should be excluded from the securities lending program.

4.     Borrowers.

Each Fund hereby authorizes State Street to effect Loans of Available Securities of the Fund with any person on State Street’s approved list of Borrowers, including, without limitation, State Street Bank and Trust Company and any affiliate thereof (each acting in the capacity of a Borrower, hereafter also referred to as an “SSB Borrower”) which list will be supplied to the Fund on request.

Each Fund acknowledges that it is aware that State Street, acting as the Fund’s agent pursuant hereto, is or may be deemed to be the same legal entity as, or affiliated with, SSB Borrower acting as “Borrower” under a Securities Loan Agreement. Each Fund represents that (i) the power granted herein to State Street, as Fund’s agent, to enter into Loan transactions with Borrowers (including any SSB Borrower) and the other powers granted to State Street, as agent pursuant hereto, are given as a result of the Fund’s desire to increase its opportunity to lend securities held in its account on commercially reasonable terms, without such loans being considered a breach of State Street’s fiduciary duty, and are given expressly for the purpose of averting and waiving any prohibitions upon such lending, investment or exercise of such other powers which might otherwise exist in the absence of such powers, and (ii) transactions effected pursuant to and in compliance with this Agreement and any Securities Loan Agreement (including any Securities Loan Agreement with any SSB Borrower) will not constitute a breach of trust or other fiduciary duty or any other duty by State Street or affiliates thereof.

In connection with a Loan to any SSB Borrower pursuant hereto, the Fund shall furnish, and State Street shall cause the applicable SSB Borrower to furnish, to State Street for delivery to the other, upon request (i) the most recent available audited statement of its financial condition, and (ii) the most recent available unaudited statement of its financial condition, if more recent than the audited statement. As long as any Loan to an SSB Borrower is outstanding under this Agreement, the Fund shall, and State Street shall cause the SSB Borrower to, in either case, upon request, also promptly deliver to the other (via State Street) all such recent financial information that is subsequently available, and any other financial information or statements that the other may reasonably request.

In the event any such Loan is effected by State Street to SSB Borrower, State Street hereby covenants and agrees for the benefit of the Fund that it has adopted and implemented procedural safeguards to help ensure that all actions taken by State Street as agent on behalf of the Fund in respect of a Loan transaction pursuant hereto will be effected (i) at “arms length” terms, including prices, and (ii) by individuals other than individuals who are acting on behalf of SSB Borrower in its principal capacity as Borrower in the Loan transaction.

State Street shall not be responsible for any statements, representations, warranties or covenants made by any Borrower in connection with any Loan or for any Borrower’s performance of or failure to perform the terms of any Loan under the applicable Securities Loan Agreement or any related agreement, including the failure to make any required payments, except as otherwise expressly provided herein.

5.     Securities Loan Agreements.

Each Fund authorizes State Street to enter into one or more Securities Loan Agreements with such Borrowers as may be selected by State Street. Each Securities Loan Agreement shall have such terms and conditions as State Street may negotiate with the Borrower. Certain terms of individual Loans, including rebate fees to be paid to the Borrower for the use of cash Collateral, shall be negotiated at the time a Loan is made.

6.     Loans of Available Securities.

State Street shall be responsible for determining whether any Loans shall be made and for negotiating and establishing the terms of each such Loan. State Street shall have the authority to terminate any Loan in its discretion, at any time and without prior notice to the Fund. In the event of a default (within the meaning of the applicable Securities Lending Agreement) by a Borrower on any Loan State Street shall be fully protected in acting in any manner it deems reasonable and appropriate. Upon notice to State Street, the Fund has the right to direct State Street to initiate action to terminate any Loan made under this Agreement.

Each Fund acknowledges that State Street administers securities lending programs for other clients of State Street. State Street will allocate securities lending opportunities among its clients, using methods established by State Street from time to time. State Street does not represent or warrant that any amount or percentage of the Fund’s Available Securities will in fact be loaned to Borrowers. Each Fund agrees that it shall have no claim against State Street and State Street shall have no liability arising from, based on, or relating to, loans allocated to other clients, or loan opportunities not made available to the Fund, whether or not State Street has made fewer or more loans for any other client, and whether or not any loan allocated to another client, or loan opportunity not made available to the Fund, could have resulted in loans made under this Agreement.

Each Fund also acknowledges that, under the applicable Securities Loan Agreements, the Borrowers will not be required to return Loaned Securities immediately upon receipt of notice from State Street terminating the applicable Loan, but instead will be required to return such Loaned Securities within such period of time following such notice as is specified in the applicable Securities Loan Agreement and in no event later than the end of the customary settlement period. Upon receiving a notice from the Fund or the Investment Manager that Available Securities which have been loaned to a Borrower should no longer be considered Available Securities (whether because of the sale of such securities or otherwise), State Street shall use its reasonable efforts to notify promptly thereafter the Borrower which has borrowed such securities that the Loan of such Available Securities is terminated and that such Available Securities are to be returned within the time specified by the applicable Securities Loan Agreement and in no event later than the end of the customary settlement period.

7.     Distributions on and Voting Rights with Respect to Loaned Securities.

Except as provided in the next sentence, all substitute interest, dividends, and other distributions paid with respect to Loaned Securities shall be credited to the Fund’s relevant account on the date such amounts are delivered by the Borrower to State Street. Any non-cash distribution on Loaned Securities which is in the nature of a stock split or a stock dividend shall be added to the Loan (and shall be considered to constitute Loaned Securities) as of the date such non-cash distribution is received by the Borrower; provided that the Fund or Investment Manager may, by giving State Street ten (l0) business days’ notice prior to the date of such non-cash distribution, direct State Street to request that the Borrower deliver such non-cash distribution to State Street, pursuant to the applicable Securities Loan Agreement, in which case State Street shall credit such non-cash distribution to the Fund’s relevant account on the date it is delivered to State Street.

Each Fund acknowledges that it will not be entitled to participate in any dividend reinvestment program or to vote with respect to Available Securities that are on loan on the applicable record date for such Available Securities.

Each Fund also acknowledges that any payments of distributions from Borrower to the Fund are in substitution for the interest or dividend accrued or paid in respect of Loaned Securities and that the tax and accounting treatment of substitute payments may differ from the tax and accounting treatment of such interest or dividend if received directly from issuers.

Each Fund also acknowledges that, with respect to payments of distributions from Borrower, the Fund will generally not be entitled to any credits, including foreign tax credits, for any income tax that would normally be withheld at source on actual distributions of income made by the issuer of the Loaned Securities.

Each Fund further acknowledges that, unless otherwise agreed, payments of distributions from Borrower will be determined by reference to Applicable Law as of the date of each payment and no adjustment will be made to amounts paid by Borrower as a result of any retroactive change in Applicable Law that is announced or enacted after the date of the relevant payment or any decision of a court of competent jurisdiction which is made after the date of the relevant payment (other than where such decision results from an action taken with respect to this Agreement or amounts paid or payable under this Agreement).

If an installment, call or rights issue becomes payable on or in respect of any Loaned Securities, State Street shall use all reasonable efforts to ensure that any timely instructions from the Fund or its Investment Manager are complied with, but State Street shall not be required to make any payment unless the Fund has first provided State Street with funds to make such payment.

Each Fund acknowledges and agrees that, with respect to a dividend paid during the Loan term by a company that is a resident of France, the Fund will not be entitled to receive, either from the French company or the Borrower, any additional dividends (sometimes referred to as “complementary coupons”) declared and payable by such company that are equivalent to a tax credit adjustment (such as “credit d’impot étranger”).

Each Fund further acknowledges and agrees that the Fund will be required to accept cash in lieu of fractional shares in all instances in which an issuer does not issue fractional shares.

8.     Collateral.

(a)    Receipt of Collateral. Each Fund hereby authorizes State Street (or a third party bank as described in Section 2 above) to receive and to hold, on the Fund’s behalf, Collateral from Borrowers to secure the obligations of Borrowers with respect to any Loan of Available Securities made on behalf of the Fund pursuant to the Securities Loan Agreements. All investments of cash Collateral shall be for the account and at the risk of the Fund. Concurrently with or prior to the delivery of the Loaned Securities to the Borrower under any Loan, State Street shall receive from the Borrower Collateral in any of the forms listed on Schedule C. Said Schedule may be amended from time to time by State Street and the Fund.

(b)    Marking to Market. The initial Collateral received shall have (depending on the nature of the Loaned Securities and the Collateral received) a value of 102% or 105% of the Market Value of the Loaned Securities, or such other value, but not less than 102% of the Market Value of the Loaned Securities, as may be applicable in the jurisdiction in which such Loaned Securities are customarily traded.

Pursuant to the terms of the applicable Securities Loan Agreement, State Street shall, in accordance with State Street’s reasonable and customary practices, mark Loaned Securities and Collateral to their Market Value each business day based upon the Market Value of the Collateral and the Loaned Securities at the close of business employing the most recently available pricing information and receive and deliver Collateral in order to maintain the value of the Collateral at no less than one hundred percent (100%) of the Market Value of the Loaned Securities.

(c)    Return of Collateral. The Collateral shall be returned to Borrower at the termination of the Loan upon the return of the Loaned Securities by Borrower to State Street in accordance with the applicable Securities Loan Agreement.

9.     Investment of Cash Collateral and Compensation.

(a)    Investment of Cash Collateral. To the extent that a Loan is secured by cash Collateral, such cash Collateral, including money received with respect to the investment of the same, or upon the maturity, sale, or liquidation of any such investments, shall be invested by State Street in accordance with the directions of the Fund as set forth on Schedule A under the heading “Cash Collateral Investment.” State Street does not assume any market or investment risk of loss associated with any investment of cash Collateral. If the amounts so invested are insufficient to return any and all amounts due to a Borrower pursuant to the applicable Securities Loan Agreement, the Fund shall be responsible for such shortfall.

(b)    Cash Collateral Investments Not Guaranteed. Each Fund acknowledges that interests in any collective investment vehicles to which State Street and/or one or more of the State Street Affiliates provide services are not guaranteed or insured by State Street or State Street Affiliates or by the Federal Deposit Insurance Corporation or any government agency.

(c)    Net Investment Income and Fee Income. Net Investment Income shall be paid, on a monthly basis, to each of the Borrower, State Street, and the Fund, as follows: (i) rebate fees shall be paid to Borrowers in accordance with the applicable Securities Loan Agreements; and (ii) any remaining Net Investment Income, plus any Fee Income, shall be split between State Street (as compensation for its services under this Agreement) and the Fund in the proportions set forth on Schedule A under the heading “Fee Split.” Any amounts due to the Fund shall be credited to the Fund’s securities lending account. In the event that for a given monthly period the Net Investment Income from cash Collateral is less than the amount of the rebate fees payable to Borrowers pursuant to the applicable Securities Loan Agreements, State Street and the Fund shall be responsible for the shortfall in the proportions set forth on Schedule A under the heading “Fee Split”. The Fund shall be responsible for any and all other amounts due to Borrowers under the applicable Securities Loan Agreements.

(d)    Loan Premiums. To the extent that a Loan is secured by non-cash Collateral, the Borrower shall be required to pay a loan premium, the amount of which shall be negotiated by State Street.

(e)    Advances. State Street may, but is not obligated to, advance funds required to be paid by the Funds pursuant to a Securities Lending Agreement or this Agreement. Each Fund acknowledges and agrees that State Street may, in its discretion, charge interest on any such advance at a rate consistent with prevailing rates for short-term investments at such time. The Fund shall reimburse State Street on demand for the amount of any such advance or any other amount owed by the Fund to State Street under this Agreement.

(f)    Right to Debit or Set Off. State Street may at any time charge or debit any account of the Fund maintained by or on behalf of State Street in any capacity (or set off any amounts otherwise payable or creditable to any such account), and may sell or otherwise liquidate investments made with cash Collateral, to pay any amounts due to a Borrower under a Securities Lending Agreement or any Obligations of the Fund.

10.     Fee Disclosure.

The fees associated with the investment of cash Collateral in funds maintained or advised by State Street are disclosed on Schedule A hereto. Said fees may be changed from time to time by State Street upon notice to the Funds. An annual report with respect to such funds is available to the Funds, at no expense, upon request.

11.     Recordkeeping and Reports.

State Street will establish and maintain such records as are reasonably necessary to account for Loans that are made and the income derived therefrom. State Street’s records shall be presumed to reflect accurately any instructions, directions or other communications, regardless of how communicated, sent or delivered, from any Authorized Representative. On a monthly basis, State Street will make available to the Funds a statement describing the Loans made, and the income derived from the Loans, during the period covered by such statement. Each party to this Agreement shall comply with the reasonable requests of the other for information necessary to the requester’s performance of its duties in connection with this securities lending program.

Each Fund hereby agrees to participate in data aggregating services which provide securities lending market analysis, provided that as a condition for each Fund’s participation in any service, State Street is authorized by the Fund to provide information relating to the Fund’s lending program, including without limitation, Available Securities and Loaned Securities, on an anonymous basis for aggregation into the database, the identity of the Fund as owner of the securities is in no way identifiable and the aggregator agrees to treat all information provided to it confidentially and to use such information solely for the purposes of providing the service. If the Fund elects not to continue to participate in the service at any time, State Street shall cease providing the Fund’s information within five (5) business days of written notification to that effect from the Fund.

12.    Standard of Care and Indemnification.

(a)    State Street shall use reasonable care in the performance of its duties hereunder consistent with that exercised by banks generally in the performance of duties arising from acting as agent for clients in securities lending transactions (as appropriate).

(b)    Each Fund shall indemnify State Street and hold State Street harmless from any loss or liability (including without limitation, the reasonable fees and disbursements of counsel) incurred by State Street in rendering services hereunder or in connection with any breach of the terms of this Agreement by such Fund, except such loss or liability which results from State Street’s failure to exercise the standard of care required by Section 12(a). Nothing in this Section shall derogate from the indemnities provided by State Street in Section 14.

(c)    Notwithstanding any express provision to the contrary herein, State Street shall not be liable for any indirect, consequential, incidental, special or exemplary damages, even if State Street has been apprised of the likelihood of such damages occurring.

(d)    Each Fund acknowledges that in the event that its participation in securities lending generates income for the Fund, State Street may be required to withhold tax or may claim such tax from the Fund as is appropriate in accordance with applicable law.

(e)    State Street, in determining the Market Value of Securities, including without limitation, Collateral, may rely upon any recognized pricing service and shall not be liable for any errors made by such service.

13.     Representations and Warranties.

Each party hereto represents and warrants that (a) it has and will have the legal right, power and authority to execute and deliver this Agreement, to enter into the transactions contemplated hereby, and to perform its obligations hereunder; (b) it has taken all necessary action to authorize such execution, delivery, and performance; (c) this Agreement constitutes a legal, valid, and binding obligation enforceable against it; and (d) the execution, delivery, and performance by it of this Agreement will at all times comply with all applicable laws and regulations.

Each Fund represents and warrants that (a) it has made its own determination as to the tax and accounting treatment of any dividends, remuneration or other funds received hereunder; (b) it is the legal and beneficial owner of (or exercises complete investment discretion over) all Available Securities free and clear of all liens, claims, security interests and encumbrances and no such security has been sold, and that it is entitled to receive all distributions made by the issuer with respect to Loaned Securities; and (c) the financial statements delivered to State Street pursuant to Section 4 fairly present its financial condition and there has been no material adverse change in its financial condition or the financial condition of any parent company since the date of the balance sheet included within such financial statements. Each Loan shall constitute a present representation by the Fund that there has been no material adverse change in its financial condition or the financial condition of any parent company that has not been disclosed in writing to State Street since the date of the most recent financial statements furnished to State Street pursuant to Section 4.

Each Fund further represents and warrants that it will promptly notify State Street orally and by written notice, of the relevant details of any corporate actions, private consent offers/agreements and/or any other off-market arrangements that may require the recall and/or restriction of a security from lending activity. Such written notice shall be delivered sufficiently in advance so as to: (a) provide State Street with reasonable time to notify Borrowers of any instructions necessary to comply with the terms of the corporate actions, private consent offers/agreements and/or other off-market arrangements, and (b) provide such Borrowers with reasonable time to comply with such instructions.

The person executing this Agreement on behalf of the Funds represents that he or she has the authority to execute this Agreement on behalf of the Funds.

Each Fund represents and warrants that it is (i) a “qualified investor” within the meaning of Section 3(a)(54)(A) of the Securities Exchange Act of 1934, as amended; or (ii) an employee benefit plan that owns and invests on a discretionary basis not less than US $25,000,000 in investments. Each Fund agrees to notify State Street immediately of any changes in the information set forth in this subparagraph of this Section 13.

Each Fund hereby represents to State Street that: (i) its policies and objectives generally permit it to engage in securities lending transactions; (ii) its policies permit it to purchase shares of the State Street Navigator Securities Lending Trust with cash Collateral; (iii) its participation in State Street’s securities lending program, including the investment of cash Collateral in the State Street Navigator Securities Lending Trust, and the existing series thereof has been approved by a majority of the directors or trustees which directors and trustees are not “interested persons” within the meaning of section 2(a)(19) of the Investment Company Act of 1940, and such directors or trustees will evaluate the securities lending program no less frequently than annually to determine that the investment of cash Collateral in the State Street Navigator Securities Lending Trust, including any series thereof, is in the Fund’s best interest; and (iv) its prospectus provides appropriate disclosure concerning its securities lending activity.

Each Fund represents and warrants on a continuing basis that it has determined that each investment vehicle set forth on Schedule A hereto, taking into account any fees assessed thereby, is now, and will continue to be, an acceptable and appropriate investment vehicle for the investment of its cash Collateral under this Agreement. Each Fund further represents and warrants that it has received and reviewed the State Street Securities Lending Program Description and Risks document and, with respect to each investment vehicle set forth on Schedule A hereto, it has received and reviewed, as of the date of this Agreement, the disclosure memorandum, confidential offering memorandum or equivalent offering document of each such investment vehicle.

Each Fund hereby further represents that it is not subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) with respect to this Agreement and the Securities; that it qualifies as an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act of 1933, as amended; and that the taxpayer identification number and corresponding tax year-end are as set forth on Schedule B.

14.     Borrower Default Indemnification.

(a)     If at the time of a default by a Borrower with respect to a Loan (within the meaning of the applicable Securities Loan Agreement), some or all of the Loaned Securities under such Loan have not been returned by the Borrower, and subject to the terms of this Agreement, State Street shall indemnify the Fund against the failure of the Borrower as follows. State Street shall purchase a number of Replacement Securities equal to the number of such unreturned Loaned Securities, to the extent that such Replacement Securities are available on the open market. Such Replacement Securities shall be purchased by applying the proceeds of the Collateral with respect to such Loan to the purchase of such Replacement Securities. Subject to the Fund’s obligations pursuant to Section 8 hereof, if and to the extent that such proceeds are insufficient or the Collateral is unavailable, the purchase of such Replacement Securities shall be made at State Street’s expense.

(b)    If State Street is unable to purchase Replacement Securities pursuant to Paragraph (a) hereof, State Street shall credit to the Fund’s relevant account an amount equal to the Market Value of the unreturned Loaned Securities for which Replacement Securities are not so purchased, determined as of (i) the last day the Collateral continues to be successfully marked to market by the Borrower against the unreturned Loaned Securities; or (ii) the next business day following the day referred to in (i) above, if higher.

(c)     In addition to making the purchases or credits required by Paragraphs (a) and (b) hereof, State Street shall credit to the Fund’s relevant account the value of all distributions on the Loaned Securities (not otherwise credited to the Fund’s accounts with State Street), for record dates which occur before the date that State Street purchases Replacement Securities pursuant to Paragraph (a) or credits the Fund’s relevant account pursuant to Paragraph (b).

(d)     Any credits required under Paragraphs (b) and (c) hereof shall be made by application of the proceeds of the Collateral, if any, that remains after the purchase of Replacement Securities pursuant to Paragraph (a). If and to the extent that the Collateral is unavailable or the value of the proceeds of the remaining Collateral is less than the value of the sum of the credits required to be made under Paragraphs (b) and (c), such credits shall be made at State Street’s expense.

(e)     If after application of Paragraphs (a) through (d) hereof, additional Collateral remains or any previously unavailable Collateral becomes available or any additional amounts owed by the Borrower with respect to such Loan are received from the Borrower, State Street shall apply the proceeds of such Collateral or such additional amounts first to reimburse itself for any amounts expended by State Street pursuant to Paragraphs (a) through (d) above, and then to credit to the Fund’s relevant account all other amounts owed by the Borrower to the Fund with respect to such Loan under the applicable Securities Loan Agreement.

(f)     In the event that State Street is required to make any payment and/or incur any loss or expense under this Section, State Street shall, to the extent of such payment, loss, or expense, be subrogated to, and succeed to, all of the rights of the Fund against the Borrower under the applicable Securities Loan Agreement.

15.     Continuing Agreement and Termination.

It is the intention of the parties hereto that this Agreement shall constitute a continuing agreement in every respect and shall apply to each and every Loan, whether now existing or hereafter made. The Funds and State Street may each at any time terminate this Agreement upon five (5) business days’ written notice to the other to that effect. The only effects of any such termination of this Agreement will be that (a) following such termination, no further Loans shall be made hereunder by State Street on behalf of the Funds, and (b) State Street shall, within a reasonable time after termination of this Agreement, terminate any and all outstanding Loans. The provisions hereof shall continue in full force and effect in all other respects until all Loans have been terminated and all obligations satisfied as herein provided. State Street does not assume any market or investment risk of loss associated with the Fund’s change in cash Collateral investment vehicles or termination of, or change in, its participation in this securities lending program and the corresponding liquidation of cash Collateral investments.

16.     Notices.

Except as otherwise specifically provided herein, notices under this Agreement shall be in writing. A notice shall be sufficient if delivered to the party entitled to receive such notices at the following addresses. Facsimile and email notices shall be sufficient only if receipt is acknowledged by the party to which such notice is communicated at the numbers and email addresses shown below.

If to the Funds:

Pyxis Funds II

200 Crescent Court, Suite 700

Dallas, Texas 75201

Attn: [                    ].

Fax: [                    ].

Email: [                    ].

If to State Street:

State Street Bank and Trust Company

Securities Finance

State Street Financial Center

One Lincoln Street

Boston, MA 0211-2900

Attn: [                    ].

Fax: [                    ].

Email: [                    ].

or to such other addresses as either party may furnish the other party by written notice under this section.

Whenever this Agreement permits or requires the Funds to give notice to, direct, provide information to State Street, such notice, direction, or information shall be provided to State Street on the Funds’ behalf by any individual designated for such purpose by the Funds in a written notice to State Street. This Agreement shall be considered such a designation of the person executing the Agreement on the Funds’ behalf. After State Street’s receipt of such a notice of designation and until its receipt of a notice revoking such designation, State Street shall be fully protected in relying upon the notices, directions, and information given by such designee.

17.     Securities Investors Protection Act of 1970 Notice.

EACH FUND IS HEREBY ADVISED AND ACKNOWLEDGES THAT THE PROVISIONS OF THE SECURITIES INVESTOR PROTECTION ACT OF 1970 MAY NOT PROTECT THE FUND WITH RESPECT TO THE LOAN OF SECURITIES HEREUNDER AND THAT, THEREFORE, THE COLLATERAL DELIVERED TO THE FUND MAY CONSTITUTE THE ONLY SOURCE OF SATISFACTION OF THE BROKER’S OR DEALER’S OBLIGATION IN THE EVENT THE BROKER OR DEALER FAILS TO RETURN THE SECURITIES.

18.    Authorized Representatives.

Each Fund authorizes State Street to accept and to act on any instructions or other communications, regardless of how sent or delivered, from any Authorized Representative. Each Fund shall be fully responsible for all acts of any Authorized Representative, even if that person exceeds his or her authority, and in no event shall State Street be liable to a Fund or any other third party for any losses or damages arising out of or relating to any act State Street takes or fails to take in connection with any such instructions or other communications.

19.     Agents.

State Street may use such agents, including but not limited to, such regulated clearing agents, securities depositaries, nominees, sub-custodians, third party custodians and State Street

Affiliates, as State Street deems appropriate to carry out its duties under this Agreement. To the extent the State Street Affiliates act as State Street’s agent hereunder, State Street agrees to be responsible for the acts and omissions of such the State Street Affiliates as though performed by State Street directly. Each Fund agrees that State Street’s sole liability for the acts or omissions of any other agent shall be limited to liability arising from State Street’s failure to use reasonable care in the selection of such agent.

20.    Force Majeure.

State Street shall not be responsible for any losses, costs or damages suffered by a Fund resulting directly or indirectly from war, riot, revolution, terrorism, acts of government or other causes beyond the reasonable control or apprehension of State Street.

21.    Non-US Borrowers.

In the event a Fund approves lending to Borrowers resident in the United Kingdom (“UK”), the Fund shall provide sufficient documentation, in the form and manner required by the UK Inland Revenue, to establish that the Fund is (1) the beneficial owner of any manufactured dividends received and (2) not a UK recipient for purposes of UK manufactured overseas dividend rules.

22.     Miscellaneous.

This Agreement supersedes any other agreement between the parties or any representations made by one party to the other, whether oral or in writing, concerning Loans of Available Securities by State Street on behalf of the Funds. This Agreement shall not be assigned by either State Street or the Fund without the prior written consent of the other party. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, representatives, successors, and assigns. This Agreement shall be governed and construed in accordance with the laws of The Commonwealth of Massachusetts. Each Fund hereby irrevocably submits to the jurisdiction of any Massachusetts state or Federal court sitting in The Commonwealth of Massachusetts in any action or proceeding arising out of or related to this Agreement and hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such Massachusetts state or Federal court except that this provision shall not preclude any party from removing any action to Federal court. Each Fund hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding or the absence of any personal jurisdiction with respect to such Fund. Each Fund irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to the Funds at their address specified in Section 16 hereof. Each Fund agrees that a final judgment in any such action or proceeding, all appeals having been taken or the time period for such appeals having expired, shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. The provisions of this Agreement are severable and the invalidity or unenforceability of any provision hereof shall not affect any other provision of this Agreement. If in the construction of this Agreement any court should deem any provision to be invalid because of scope or duration, then such court shall forthwith reduce such scope or duration to that which is appropriate and enforce this Agreement in its modified scope or duration.

23.     Counterparts.

The Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one (1) instrument.

24.     Modification.

This Agreement shall not be modified except by an instrument in writing signed by the parties hereto.

PYXIS FUNDS II, on behalf of its series as listed on Schedule B, severally and not jointly

Name:	/s/ Brian Mitts
By:	Brian Mitts
Its:	Treasurer

STATE STREET BANK AND TRUST COMPANY

Name:	/s/ Gino L. Timperio
By:	Gino L. Timperio
Its:	Senior Managing Director

Schedule A

This Schedule is attached to and made part of the Securities Lending Authorization Agreement, dated the 23rd day of January, 2013 between PYXIS FUNDS II, ON BEHALF OF ITS SERIES AS LISTED ON SCHEDULE B, SEVERALLY AND NOT JOINTLY (the “Funds”) and STATE STREET BANK AND TRUST COMPANY (“State Street”).

Fee Split

[                    ]

Cash Collateral Investment

Each Fund instructs State Street to invest cash Collateral in the State Street Navigator Securities Lending Prime Portfolio. The management fees for investing in the State Street Navigator Securities Lending Prime Portfolio are as follows:

On an annualized basis, the management/custody/fund administration/transfer agent fee for investing cash Collateral in the State Street Navigator Securities Lending Prime Portfolio (the “Portfolio”) is not more than [                    ] basis points netted out of yield. In addition, the trustee may pay out of the assets of the Portfolio all reasonable expenses and fees of the Portfolio, including professional fees or disbursements, incurred in connection with the operation of the Portfolio.

Schedule B

This Schedule is attached to and made part of the Securities Lending Authorization Agreement, dated the 23rd day of January, 2013 between PYXIS FUNDS II, ON BEHALF OF ITS SERIES AS LISTED ON SCHEDULE B, SEVERALLY AND NOT JOINTLY (the “Funds”) and STATE STREET BANK AND TRUST COMPANY (“State Street”).

Fund Name	Taxpayer Identification Number	Tax Year-End
Pyxis Alpha Trend Strategies Fund	80-0761658	September 30
Pyxis Alternative Income Fund	61-1670376	September 30
Pyxis Core America Equity Fund	91-6361402	September 30
Pyxis Dividend Equity Fund	45-3267155	September 30
Pyxis Energy and Materials Fund	45-6436434	September 30
Pyxis Fixed Income Fund	06-1357782	September 30
Pyxis Global Equity Fund	06-1357781	September 30
Pyxis International Equity Fund	06-6397271	September 30
Pyxis Premier Growth Equity Fund	06-1462371	September 30
Pyxis Small-Cap Equity Fund	06-1523262	September 30
Pyxis Tax-Exempt Fund	06-1357779	September 30
Pyxis Total Return Fund	06-1357780	September 30
Pyxis Trend Following Fund	30-0538002	September 30

Schedule C

This Schedule is attached to and made part of the Securities Lending Authorization Agreement, dated the 23rd day of January, 2013 between PYXIS FUNDS II, ON BEHALF OF ITS SERIES AS LISTED ON SCHEDULE B, SEVERALLY AND NOT JOINTLY (the “Funds”) and STATE STREET BANK AND TRUST COMPANY (“State Street”).

Acceptable Forms of Collateral

•	Cash (U.S. and foreign currency);

•	Securities issued or guaranteed by the United States government or its agencies or instrumentalities;

•	Sovereign Debt;

•	Convertible Bonds;

•

Irrevocable bank letters of credit issued by a person other than the Borrower or an affiliate of the Borrower may be accepted as Collateral, if State Street has determined that it is appropriate to accept such letters of credit as Collateral under the securities lending programs it administers; and

•	Such other Collateral as the parties may agree to in writing from time to time.